   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1997.
                                                     Registration No. 33-89460
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                STB SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                                          75-1855896
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                      Identification Number)

                           1651 NORTH GLENVILLE DRIVE
                            RICHARDSON, TEXAS  75081
               (Address of Principal Executive Offices) (Zip Code)

                                 ---------------

                          1995 LONG TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 WILLIAM E. OGLE
                             CHIEF EXECUTIVE OFFICER
                                STB SYSTEMS, INC.
                           1651 NORTH GLENVILLE DRIVE
                            RICHARDSON, TEXAS  75081
                                 (972) 234-8750
              (Name and address, including zip code, and telephone
                number, including area code, of agent for service)

                                 ---------------

                                    Copy to:
                                  JOHN MCKNIGHT
                           LOCKE PURNELL RAIN HARRELL
                          (A PROFESSIONAL CORPORATION)
                          2200 ROSS AVENUE, SUITE 2200
                              DALLAS, TEXAS  75201
                                 (214) 740-8000

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
Title of Securities     Amount to be     Proposed Maximum     Proposed Maximum         Amount of
 to be Registered        Registered     Offering Price per   Aggregate Offering    Registration Fee*
                                              Share*               Price*
-----------------------------------------------------------------------------------------------------
 Common Stock, $.01     150,000 shares      $28.75                $4,312,500            $1,307.00
 par value
=====================================================================================================

* Estimated solely for the purpose of calculating the registration fee. This fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Common Stock of the Company reported on the NASDAQ - National Market System on October 30, 1997.

     In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers shares of Common Stock of the Company issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     This Post-Effective Amendment No. 1 to Registration Statement
No. 33-89460 on Form S-8 (the "Registration Statement") is being filed to register 150,000 additional shares of Common Stock of STB Systems, Inc. (the "Company") pursuant to General Instruction E to Form S-8; accordingly, the contents of the Registration Statement are incorporated by reference in this Post-Effective Amendment No. 1.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with provisions of Rule 428 under the Securities Act of 1933 (the "Securities Act") and the introductory Note to Part I of Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The documents set forth below are incorporated by reference in this Registration Statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     (1)  Annual Report on Form 10-K for the year ended October 31, 1996.

     (2)  Annual Report on Form 10-K/A for the year ended October 31, 1996.

     (3) Quarterly Reports on Form 10-Q for the quarters ended April 30 and January 31, 1997.

     (4) The description of the Common Stock which is contained in the company's Registration Statement on Form 8-A dated February 9, 1995, filed pursuant to Section 12 of the Exchange Act, and all amendments thereto and reports which have been filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") permits a corporation to indemnify certain persons, including officers and directors and former officers and directors, and to purchase insurance with respect to liability arising out of their capacity or status as officers and directors.

     Article Eleven of the Company's Amended and Restated Articles of Incorporation provides as follows:

     The corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is or was a director or officer of the corporation or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a person serving in such capacity under the Texas Business Corporation Act, as the same exists or may hereafter be amended.

     Such right shall be a contract right and shall include the right to be paid by the corporation for all expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

     The corporation additionally may indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

     In addition, Article IX of the Company's Amended and Restated Bylaws provides for such indemnification of officers and directors within the limits set forth in the Amended and Restated Articles of Incorporation and applicable provisions of Texas law. The Company has also entered into indemnification agreements with each of its directors and director nominees which provide that such persons will be indemnified to the fullest extent permitted by the Texas Business Corporation Act.

     Article Twelve of the Company's Amended and Restated Articles of Incorporation additionally includes a provision eliminating the monetary liability of a director to the Company or its shareholders for an act or omission in the director's capacity as a director to the fullest extent permitted by Texas law.

     As of December 16, 1994, the Company, on the one hand, and Messrs. William
E. Ogle, William D. Balthaser, Jr. and Mark Sims (the "Founding Shareholders"), on the other, entered into a Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. Since the Company became subject to corporate income taxation as a C corporation and terminated its status as an S corporation upon the completion of its initial public offering of shares of its Common Stock, the reallocation of income and deductions between the period during which the Company was treated as an S corporation and a period during which the Company was or will be subject to corporate income taxation as a C corporation may increase the taxable income of one party in one period while decreasing that of another party in another period. The Tax Agreement generally provides that the Founding Shareholders are to be indemnified by the Company with respect to federal and state income taxes (plus interest and penalties) arising due to taxable income shifted from a C corporation taxable year to a taxable year in which the Company was an S corporation, and that the Company is to be indemnified by the Founding Shareholders with respect to federal and state income taxes (plus interest and penalties) arising due to taxable income shifted from an S corporation taxable year to a C corporation taxable year; provided, however, that only in the case of the Founding Shareholders' obligation to indemnify the Company, such obligation shall be reduced by an amount equal to the federal or state tax benefit (if any) derived by the Company due to the shift of taxable income from a taxable year in which the Company was an S corporation to a C corporation taxable year and shall not exceed the amount, if any, by which (i) the amount of the reduction in the liability for taxes and interest thereon of a Founding Shareholder that results from the shifting of S corporation taxable income to a C corporation taxable year of the Company, exceeds (ii) all reasonable costs incurred by the Founding Shareholder reasonably attributable to securing such reduction in liability for taxes. Any payment made by the Company to the Founding Shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

     The Company anticipates obtaining liability insurance coverage for its officers and directors which will entitle the Company to be reimbursed up to $5.0 million for certain indemnity payments it may be required or permitted to make to such persons with respect to actions arising out of the performance of their duties.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.

     5.1    Opinion of Locke Purnell Rain Harrell (A Professional Corporation).

     23.1   Consent of Price Waterhouse LLP, Independent Accountants.

     23.2 Consent of Locke Purnell Rain Harrell (A Professional Corporation) (included in opinion filed as Exhibit 5.1).

    *24.1   Powers of Attorney.

     99.1 STB Systems, Inc. 1995 Long Term Incentive Plan (as amended and restated effective November 1, 1996).

----------
* Previously filed

ITEM 9.  UNDERTAKINGS.

     The Company herein undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas on October 31, 1997.

                                       STB SYSTEMS, INC.



                                       By:       /s/  WILLIAM E. OGLE
                                          -----------------------------------
                                          William E. Ogle
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                       DATE
        ---------                       -----                       ----

                            Chief Executive Officer and       October 31, 1997
/s/  WILLIAM E. OGLE        Chairman of the Board of
-------------------------   Directors (Principal Executive
William E. Ogle             Officer)

                            Executive Vice President, Chief   October 31, 1997
           *                Operating Officer, Assistant
-------------------------   Secretary and Director
Randall D. Eisenbach

                            Chief Financial Officer, Vice     October 31, 1997
           *                President of Strategic
-------------------------   Marketing and Director
James L. Hopkins

                            Vice President of Sales and       October 31, 1997
           *                Marketing and Director
-------------------------
J. Shane Long

                            Director of Legal and  Finance,   October 31, 1997
           *                Secretary and Treasurer
-------------------------   (Principal Financial Officer
Bryan F. Keyes              and Principal Accounting Officer)


           *                Director                          October 31, 1997
-------------------------
James J. Byrne


           *                Director                          October 31, 1997
-------------------------
Lawrence E. Wesneski


/s/ DENNIS G. SABO          Director                          October 31, 1997
-------------------------
Dennis G. Sabo


*By: /s/ WILLIAM E. OGLE
-------------------------
Attorney-in-fact

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER        EXHIBIT
    -------       -------

      5.1         Opinion of Locke Purnell Rain Harrell (A Professional
                  Corporation).

     23.1         Consent of Price Waterhouse LLP, Independent Accountants.

     23.2 Consent of Locke Purnell Rain Harrell (A Professional Corporation) (included in opinion filed as Exhibit 5.1).

     24.1         Powers of Attorney.

     99.1 STB Systems, Inc. 1995 Long Term Incentive Plan (as amended and restated effective November 1, 1996).